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                                                                    EXHIBIT 9(p)

[AMERICAN EXPRESS FINANCIAL ADVISORS LETTERHEAD]


October 30,1997


Mr. Robert H. Graham
President
A I M Advisors, Inc.
11 Greenway Plaza Suite 1919
Houston, TX 77046

Mr. W. Gary Littlepage
Senior Vice President
A I M Distributors, Inc.
11 Greenway Plaza, Suite 1919
Houston, TX 77046

Dear Messrs. Graham and Littlepage:

This letter sets forth the agreement among American Enterprise Life Insurance Company ("American Enterprise Life") and American Centurion Life Assurance Company ("American Centurion Life") (American Enterprise Life and American Centurion Life collectively are referred to as the "Insurance Companies"), A I M Advisors, Inc. (the "Advisor") and A I M Distributors, Inc. (the "Distributor") (the Advisor and the Distributor collectively are referred to as "A I M") concerning certain administrative services.

1.  Services and Expenses. The Advisor and the Distributor serve as the investment advisor and principal underwriter, respectively, of the AIM Variable Insurance Funds, Inc. ("AVIF"). The Insurance Companies have entered into Participation Agreements with AVIF and the Distributor, each dated October 30, 1997 (collectively, the "Participation Agreements"), as these agreements may be amended from time to time, pursuant to which AVIF will make shares of the AIM V.I. Growth and Income Fund, the AIM V.I. International Equity Fund and the AIM V.I. Value Fund (collectively, the "Funds") available to the Insurance Companies to fund variable annuity contracts (the "Contracts") through the American Enterprise Variable
    Annuity Account   and ACL Variable Annuity Account 2 (collectively, the
    "Accounts").

    The Participation Agreements provide that the Insurance Companies will, at their expense, print and deliver to existing owners of the


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    Contracts (the "Contractowners") the Funds' prospectuses and will deliver, at their expense, the Funds' statements of additional information, shareholder reports, proxy materials and other Contractowner communications. Further, the Insurance Companies will incur various administrative expenses in connection with the servicing of Contractowners who have allocated Contract value to the Funds. The types of services that the Insurance Companies will perform in connection with making the Funds available as investment options under the Contracts and with servicing the Contractowners are set forth in Schedule A to this letter agreement.



2. Fees and Payments. The parties wish to allocate expenses in a manner that is fair and equitable and consistent with the best interest of the Contractowners. Further, the parties wish to establish a means for allocating expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of expense. In consideration of the mutual benefits and promises contained in this letter agreement, A I M agrees to pay the Insurance Companies a fee based on the average daily net asset value of the shares of the Funds held in the Accounts. The fee will be calculated based on the following schedule:



            FUNDS' ASSETS (MILLIONS)              ANNUALIZED FEE RATE
            ------------------------              -------------------
            $0 but less than $50                                 0%
            $50 but less than $150                      0.15% of 1%
            $150 but less than $250                     0.20% of 1%
            $250 and over                               0.25% of 1%


    For each calendar year the Annualized Fee Rate to be used in calculating the fee will be the Annualized Fee Rate applicable to the highest average assets invested in the Funds by the Accounts during such calendar year. The fee will be calculated and paid quarterly. If during a calendar year the Annualized Fee Rate increases, any fee previously paid for such calendar year at a lower Annualized Fee Rate will be recalculated and the difference will be paid. Annualized Fee Rates will be adjusted if the investment management fee rate paid by the Funds to the Advisor changes. Annualized Fee Rates will be increased or decreased by a percentage, the numerator of which is the basis point change in the existing investment management fee and the denominator of which is the existing investment management fee paid prior to such change. A I M and the Insurance Companies agree to review this fee arrangement if at some future date, an AVIF fund is not promoted in the Contracts or in a successor product. If, at some future date, an AVIF fund is not included as an investment option,




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    A I M may, at its option, terminate this letter agreement with respect to such fund no longer included as an option.

    As soon as practicable after the end of each calendar quarter, the Insurance Companies will send A I M at the address and in the manner set forth in the Participation Agreements, a statement of the average daily value for the preceding quarter of shares of such Funds as to which the fee is calculated, together with a statement of the amount of such fee allocated to American Enterprise Life and American Centurion Life. If the fee calculation made by the Insurance Companies does not agree with the fee calculation made by A I M, the parties will work together to promptly resolve any such difference.

    A I M will pay American Enterprise Life and American Centurion Life each Company's pro-rata share of such fee within thirty (30) days after the end of the calendar quarter. Such payment will be by wire transfers unless the amount thereof is less than $500. Wire transfers will be sent to the accounts and in the manner specified by American Enterprise Life and American Centurion Life. Such wire transfers will be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 may be paid by check or by another method acceptable to the parties.

    For purposes of this Paragraph 2, the average daily value of the shares of the Funds will be based on the net asset values reported by such Funds to the Insurance Companies. No adjustments will be made to such net asset values to correct errors in the net asset values so reported for any day unless such error is corrected and the corrected net asset value per share is reported to the Insurance Companies before 5:00 p.m. Central time on the first Business Day after the day to which the error relates.

3. Nature of Payments. The parties to this letter agreement recognize and agree that A I M's payments to the Insurance Companies relate to administrative services only and do not constitute payment in any manner for investment advisory or distribution services. The amount of the fee payments made by A I M to the Insurance Companies pursuant to Paragraph 2 of this letter agreement will not be deemed to be conclusive with respect to actual administrative expenses or savings of A I M.

4. Term. This letter agreement will remain in full force and effect for so long as assets of the Funds are attributable to amounts invested by the Insurance Companies under the Participation Agreements, unless terminated in accordance with Paragraphs 2 or 5 of this letter



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    agreement. In accordance with Section 6.3 of the Participation Agreements, this Service Fee will continue to be due and payable with respect to the shares attributable to Existing Contracts.

5. Termination. This letter agreement will be terminated upon mutual agreement of the parties hereto in writing, or as required by law.

6. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

7. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

8. Governing Law. This letter agreement will be construed and the provisions hereof will be interpreted under and in accordance with the laws of the State of Minnesota.

9. Entire Agreement. This letter agreement, together with the attached Schedules or attachments, contains the entire agreement among the parties and supersedes any prior or inconsistent agreements, understandings or arrangements among the parties with respect to the subject matter of this letter agreement, all of which are merged herein.



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If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,
AMERICAN ENTERPRISE LIFE                         ATTEST:
INSURANCE COMPANY
Signature:   /s/ STUART A. SEDLACEK              Signature:   /s/ WILLIAM A. STOLTZMANN
          --------------------------------                 ----------------------------------

By:   STUART A. SEDLACEK                         By:   WILLIAM A. STOLTZMANN
   ---------------------------------------           ----------------------------------------

Title:   EXEC. V.P.                              Title:   VP
      ------------------------------------             --------------------------------------

AMERICAN CENTURION LIFE                          ATTEST:
ASSURANCE COMPANY

Signature:   /s/ STUART A. SEDLACEK              Signature:    /s/ ERIC L. MARHOUN
          --------------------------------                 ----------------------------------

By:   STUART A. SEDLACEK                          By:   ERIC L. MARHOUN
   ---------------------------------------           ----------------------------------------

Title:   PRESIDENT                                Title:   SECRETARY/GENERAL COUNSEL
      ------------------------------------              -------------------------------------


Acknowledged and Agreed:

A I M ADVISORS, INC.                              (For Both):

Signature:    /s/ ROBERT H. GRAHAM                ATTEST:
          --------------------------------

By: Robert H Graham                               Signature:    /s/ NANCY L. MARTIN
                                                            ---------------------------------

Title: President                                  By: Nancy L. Martin
      ------------------------------------

                                                  Title: Assistant Secretary
A I M DISTRIBUTORS, INC.
Signature:   /s/ W. G. LITTLEPAGE
          --------------------------------
By: W. Gary Littlepage

Title: Senior Vice President

Attachment: Schedule A



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                                   Schedule A


Pursuant to the letter agreement to which this Schedule is attached, the Insurance Companies will perform the following administrative services:

         1. Maintain master accounts with the Funds and such accounts will be in the name of American Enterprise Life or American Centurion Life (or their nominees) as the record owners of shares on behalf of the Accounts.

         2. Determine the net amount to be transmitted to the Accounts as a result of redemptions of shares of the Funds based on Contractowners' redemption requests. Disburse or credit to the Accounts all proceeds of redemptions of shares of the Funds. Notify the Funds of the cash required to meet payments.

         3. Determine the net amount to be transmitted to the Funds as a result of purchases of shares of the Funds based on Contractowners purchase payments and transfers allocated to the Accounts investing in the Funds. Transmit net purchase payment receipts to the Funds' custodian.

         4. Distribute to Contractowners copies of the Funds' prospectuses, proxy materials, periodic fund reports to Contractowners and other materials that the Funds are required by law or otherwise to provide to its shareholders.

         5. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services including, but not limited to, recording the issuance of shares of the Funds, recording transfers and redemptions, and reconciling and balancing the Accounts.

         6. Provide Contractowner services including, but not limited to, advice with respect to inquiries related to the Funds (not including information about performance or related to sales) and communicating with Contractowners about Funds' (and Accounts') performance.

         7. Provide other administrative support for the Funds as mutually agreed to by the Insurance Companies and the Funds and relieve the Funds of other usual or incidental administrative services provided to individual Contractowners.



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